                                                                    Exhibit 12.1

                                LTX Corporation
                      Ratio of Earnings to Fixed Charges

                                                     1997       1998      1999    2000     2001
                                                     ----       ----      ----    ----     ----
EBIT                                               (15,493)   (77,150)     375    58,521  43,874
Fixed Charges
  Interest Expense                                   2,443      1,898    1,526     2,065   1,250
  Rental expense of Operating Lease                  7,257      6,713    6,832     8,879  12,677
  30% Rental expense of Operating Lease              2,177      2,014    2,050     2,664   3,803
Total Fixed Charges with 30%                         4,620      3,912    3,576     4,729   5,053

EBIT before Fixed Charges                          (10,873)   (73,238)   3,951    63,250  48,927
Ratio of Earnings to Fixed Charges                  -235.3%   -1872.2%  110.5%   1337.6%  968.3%